Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST
	NEW YORK, NY 10001	FIRM/AFFILIATE
OFFICES
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	TEL: (212) 735-3000	BOSTON
	FAX: (212) 735-2000	CHICAGO
	www.skadden.com	HOUSTON
LOS ANGELES
PALO ALTO
	June 18, 2026	WASHINGTON, D.C.
WILMINGTON
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ABU DHABI
BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MUNICH
PARIS
SÃO PAULO
SEOUL
SINGAPORE
Corebridge Financial, Inc.		TOKYO
2919 Allen Parkway		TORONTO

Houston, Texas 77019

Ladies and Gentlemen:

We are acting as tax counsel to Corebridge Financial, Inc., a Delaware corporation (“Corebridge”), in connection with the Agreement and Plan of Merger, dated as of March 26, 2026 (the “Merger Agreement”), by and among Equitable Holdings, Inc., a Delaware corporation (“Equitable”), Corebridge, Mountain Holding, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of Corebridge (“HoldCo”), Marcy Holding, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of HoldCo (“Equitable Merger Sub”), and Palisade Holding, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of HoldCo (“Corebridge Merger Sub”), pursuant to which (a) Corebridge Merger Sub will merge with and into Corebridge (the “Corebridge Merger”), with Corebridge as the surviving corporation in the Corebridge Merger and a direct wholly-owned subsidiary of HoldCo, and (b) immediately following the consummation of the Corebridge Merger, Equitable Merger Sub will merge with and into Equitable (the “Equitable Merger” and, together with the Corebridge Merger, the “Mergers”), with Equitable as the surviving corporation in the Equitable Merger and a direct wholly-owned subsidiary of HoldCo. In connection with the Mergers, each of the issued and outstanding shares of Equitable Series A Preferred Stock, Equitable Series C Preferred Stock and Corebridge Preferred Stock will be converted into, and become exchangeable for, HoldCo Preferred Stock (such exchange, the “Preferred Exchange”). This opinion is being delivered in connection with the Registration Statement (File No. 333-295565) of HoldCo on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2026, as amended and supplemented through the date hereof, including the related joint proxy statement/prospectus (the “Registration Statement”). Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.

Corebridge Financial, Inc.

June 18, 2026

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties and covenants made by officers of Corebridge, HoldCo and Equitable, including the accuracy and completeness of all statements, representations, warranties and covenants set forth in certificates dated as of the date hereof by officers of Corebridge, HoldCo and Equitable (the “Officers’ Certificates”). We have also relied upon the accuracy of and completeness of the statements, representations, warranties, covenants and information set forth in (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of our opinion, we have assumed that such statements, representations, warranties, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief or otherwise. We have assumed that the Officers’ Certificates will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 8.3(d) of the Merger Agreement, each as of the Corebridge Effective Time. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, warranties, covenants and agreements set forth in the documents referred to above and the statements, representations, warranties, covenants and agreements made by Corebridge, HoldCo and Equitable. We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons and the authenticity of all documents.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect the conclusion herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court. In addition, any changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law, the exchange of Corebridge Common Stock and Equitable Common Stock for HoldCo Common Stock pursuant to the Mergers will, taken together (along with the Preferred Exchange), qualify for United States federal income tax purposes as a transaction described in Section 351 of the Code.

Corebridge Financial, Inc.

June 18, 2026

Except as set forth in the previous paragraph, we express no other opinion. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. Our opinion has been prepared in connection with the Mergers and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP